SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                      GREAT LAKES CHEMICAL CORPORATION
           (Exact name of registrant as specified in its charter)

                    Delaware                            95-1765035
 (State of incorporation or organization)              (IRS Employer
                                                    Identification Number)

           One Great Lakes Boulevard
             Post Office Box 2200
               West Lafayette, Indiana                     47996
    (Address of principal executive offices)             (Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                   Name of Each Exchange on Which
 to be so Registered                   Each Class is to be Registered

 Rights to Purchase Common Stock       The New York Stock Exchange
                                       The Pacific Stock Exchange


 Securities to be registered pursuant to Section 12(g) of the Act:  None.



 Item 1.   Description of Registrant's Securities to Be Registered

           Great Lakes Chemical Corporation (the "Registrant") and Harris Trust Company of New York (the "Rights Agent") entered into an Amendment to the Rights Agreement dated as of February 15, 1999 (the "Amendment to Rights Agreement") amending the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust Company of New York, dated as of September 7, 1989, as amended and restated as of December 7, 1995, in order to amend Section 23(b) of the Rights Agreement to:

      "(b) At the time and date of effectiveness set forth in any resolution of the Board of Directors of the Company ordering the redemption of the Rights, without any further action and without any further notice, the right to exercise the Rights will terminate and the only rights thereafter of the holders of Rights shall be to receive the redemption price; provided, however, that such resolution of the Board of Directors of the Company may be revoked, rescinded or otherwise modified at any time prior to the time and date of effectiveness set forth in such resolution. After the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner provided in this Agreement shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the redemption price will be made. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights."

           A copy of the Amendment to Amended and Restated Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment to Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Amended and Restated Rights Agreement.

 Item 2.   Exhibits

 The following documents are filed as exhibits to this registration statement.

      4.1 Amendment to Amended and Restated Rights Agreement, dated as of February 15, 1999, between the Registrant and Harris Trust Company of New York, as Rights Agent.


                                 Signature


           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.


 March 23, 1999                     GREAT LAKES CHEMICAL CORPORATION
                                    (Registrant)



                                    By:  /s/ Mark E. Tomkins
                                         -------------------------------
                                         Name:  Mark E. Tomkins
                                         Title: Senior Vice President and
                                                Chief Financial Officer



                               Exhibit Index


 Exhibit        Description                             Page

 4.1            Amendment to Amended and Restated        N/A
                Rights Agreement, dated as of
                February 15, 1999, between the
                Registrant and Harris Trust Company
                of New York, as Rights Agent.